Vectrus, Inc. Exhibit 10.01 Non-Management Director Compensation 2018 - 2019 Full-Year Tenure Effective May 18, 2018 Vectrus, Inc. Non-Management Director Annual Compensation (effective May 18, 2018) All compensation to be granted on the date of the applicable Vectrus, Inc. Annual Meeting of Shareholders for services from that date through the day prior to the date of the subsequent Vectrus, Inc. Annual Meeting of Shareholders. Annual Compensation - all directors $200,000 ─ Cash Retainer Portion $85,000 ─ Restricted Stock Unit (RSU) Portion (1) $115,000 Incremental Compensation for Non-Executive Chairman $100,000 ─ Cash Retainer Portion $50,000 ─ Restricted Stock Unit (RSU) Portion (1) $50,000 Incremental Cash Retainers for Committee Chairs Cash Retainer Amounts ─ Audit Committee $15,000 ─ Nominating and Governance Committee $10,000 ─ Compensation and Personnel Committee $10,000 ─ Strategy Committee $10,000 (1) Each restricted stock unit ("RSU") represents a contingent right to receive one share of Vectrus, Inc. common stock. The number of RSUs granted will be based on the closing price of Vectrus, Inc. common stock on the date of the applicable Vectrus, Inc. Annual Meeting of Shareholders (commencing with the 2018 Annual Meeting of Shareholders on May 18, 2018). The RSUs will vest 100% on the day prior to the date of the subsequent Vectrus, Inc. Annual Meeting of Shareholders and wll be settled in shares of Vectrus, Inc. common stock.